APRICUS BIOSCIENCES PROVIDES CORPORATE UPDATE AND 2013 YEAR-END FINANCIAL RESULTS
- Vitaros® Remains on Track to Launch in Europe and Canada in 2014 -
- Significant Expansion of Partnered Territories in Europe and Africa -
- Conference Call / Webcast Today, Monday, March 17, 2014 at 5:00 p.m. ET -

SAN DIEGO, March 17, 2014 (GLOBE NEWSWIRE) -- Apricus Biosciences, Inc. (Nasdaq:APRI), a pharmaceutical company focusing on the development and commercialization of novel therapeutics for men’s and women’s health, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2013.

“In 2013, we made significant advances in all key areas of our business, further strengthening the company in order to build meaningful long-term shareholder value,” stated Richard Pascoe, Chief Executive Officer. “We are proud of what we have achieved against the five strategic objectives laid out for 2013 focusing our business on key assets and positioning us to expand our presence in men’s and women’s health.”

Mr. Pascoe added, “We look forward to our partners’ anticipated launches of Vitaros® in various European territories and Canada throughout 2014, as well as advancing our Femprox® licensing efforts in Europe. We also expect to complete the development program for Vitaros® Room Temperature Device (RTD) in advance of a regulatory filing planned for 2015.”

2013 Highlights

In 2013, Apricus accomplished the five strategic goals the Company set out to achieve at the beginning of the year:

1)	Obtained regulatory approval in key markets in Europe for Vitaros®, Apricus’ novel topical on-demand treatment for erectile dysfunction;

2)	Established new or expanded existing commercialization partnerships for Vitaros® in unpartnered territories in Europe and Africa, valued at approximately $60 million;
3)    Strengthened the Company’s balance sheet;

4)	Obtained regulatory guidance from the US FDA for Femprox®, for the treatment of female sexual interest and arousal disorder, or FSIAD;
5)    Lastly, the Company divested non-core assets.

2014 Strategic Goals

Apricus’ focus for 2014 is to continue to build shareholder value by achieving key strategic objectives including:

1)	Support the Company’s existing partners in Europe and Canada as they launch Vitaros®

2)	Further advance Apricus’ second generation Vitaros® Room Temperature Device
3)    Out-license Femprox® in Europe while retaining full U.S. rights

4)	Begin to build a robust pipeline of products in men and women’s health to include further leveraging the Company’s NexACT® drug delivery technology

5)	Attract and retain top-tier talent for Apricus’ Board of Directors and senior management team

The Company is well on its way to accomplishing these goals and already has made progress in each of these objectives.

Fourth Quarter and Full-Year 2013 Financial Results

Revenue for the fourth quarter ended December 31, 2013 was $0.4 million, compared to revenue of $2.4 million in the fourth quarter of 2012. Net loss decreased to $1.3 million, or $0.04 per share, for the fourth quarter ended December 31, 2013, compared to a net loss of $19.6 million, or $0.66 per share for the fourth quarter ended December 31, 2012.

For the year ended December 31, 2013, revenue was $2.5 million, compared to revenue of $7.9 million for the year ended December 31, 2012. Net loss decreased to $16.9 million, or $0.49 per share, for the year ended December 31, 2013, compared to a net loss of $31.8 million, or $1.16 per share for the year ended December 31, 2012. The higher revenue in the 2012 periods compared to 2013 relates primarily to the lower contract services revenues related to the former French subsidiaries in the 2013 periods and due to the timing of recognition of up-front license fees for Vitaros® license transactions. The lower net loss in 2013 relates to the absence in 2013 of the non-cash charge related to the former French subsidiaries and the 2012 losses from discontinued operations.

In 2013, Apricus raised a net of $16.6 million in cash from financing activities, and the Company realized $8.1 million in cash from the sale of non-core assets. As of December 31, 2013, cash and cash equivalents totaled $21.4 million, compared to $15.1 million as of December 31, 2012.

2014 Financial Outlook

In 2014, Apricus received an additional $4.5 million in cash for up-front license fees related to the recent Vitaros® European license agreements announced over the last few months. Apricus believes the Company has an appropriate level of cash now to support the current operating plan into mid-2015.

In 2014, Apricus expects to generate cash from the potential out-license of Femprox® and late in 2014, expects to begin to realize initial royalty revenues from partner sales of Vitaros®. Apricus’ expenditures will include costs in support of the further development of the Vitaros® Room Temperature Device, for activities associated with supporting commercialization and launches of Vitaros® in Europe, and potentially for new clinical development programs.

Conference Call Details

Apricus will host a live conference call and webcast today at 5 p.m. Eastern Time to discuss the company’s financial results and provide a corporate update. To participate by telephone, please dial 877-407-9210 (Domestic) or 201-689-8049 (International). The conference ID number is 13578060. The live audio webcast can be accessed via the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=172464 or on the Company's website at www.apricusbio.com. A replay of the call will be available by dialing 877-660-6853 (Domestic) or 201-612-7415 (International). The archived webcast will remain available for three months following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a pharmaceutical company focused on the development and commercialization of novel therapeutics for men’s and women’s health. The Company’s lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and will be commercialized by Apricus' marketing partners, which include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati S.p.A., Bracco S.p.A. and Laboratoires Majorelle. The Company’s second generation Vitaros® Room Temperature Device is under development and will further enhance the products commercial value. Femprox®, the Company's product candidate for the treatment of female sexual interest/arousal disorder, has successfully completed an approximately 400-subject proof-of-concept study. The Company is currently seeking a strategic partner for Femprox®.

For further information on Apricus, visit http://www.apricusbio.com.

Forward-Looking Statements

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to further develop its product Vitaros® for erectile dysfunction, such as the room temperature version of Vitaros® and product candidate Femprox® for female sexual interest/arousal disorder among others, as well as the timing of such events; the timing of commercial launch of Vitaros in Europe and Canada; and the ability to achieve our other development, commercialization and financial goals, including the ability to out-license ex-US rights to Femprox, develop a pipeline of products and product candidates and further complement our management team and/or board of directors. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, as amended, subsequent quarterly reports filed on Form 10-Q, as amended, and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Apricus Biosciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$21,405	$15,130
Property held for sale	—	3,654
Property and equipment, net	955	601
Other current and non-current assets	950	1,729
Assets related to discontinued operations	—	2,765
Total assets	$23,310	$23,879

Liabilities and stockholders’ equity
Convertible notes payable, net	$2,600	$3,413
Deferred revenue	1,800	536
Deconsolidation of former French Subsidiaries	2,846	—
Other current and non-current liabilities	5,092	9,327
Liabilities related to discontinued operations	—	3,982
Total liabilities	12,338	17,258

Total stockholders' equity	10,972	6,621
Total liabilities and stockholders’ equity	$23,310	$23,879

As of December 31, 2013, the Company has 37,541,404 shares of common stock outstanding.
These financial statements were derived from the Company's Consolidated Financial Statements as filed in its 2013 Report on Form 10-K.

Apricus Biosciences, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
License fee revenue	$272	$(23)	$941	$4,276
Product sales	3	24	21	23
Contract service revenue	87	2,377	1,549	3,646
Total revenue	362	2,378	2,511	7,945
Cost of product sales	18	10	23	10
Cost of service revenue	45	2,639	2,608	4,230
Gross (loss) profit	299	(271)	(120)	3,705
Costs and expenses, net
Research and development	1,256	1,166	5,123	5,375
General and administrative	3,107	5,027	13,554	15,336
Gain on contract settlement	—	—	(534)	—
(Recovery) loss on sale of subsidiary	(75)	(125)	(255)	(250)
Deconsolidation of former French Subsidiaries	—	—	(641)	—
Impairment on goodwill and intangible assets	—	8,254	—	8,254
Total costs and expenses, net	4,288	14,322	17,247	28,715
Loss from continuing operations before other income (expense)	(3,989)	(14,593)	(17,367)	(25,010)
Total other income (expense)	2,354	(264)	1,497	(150)
Loss from continuing operations before income tax expense	(1,635)	(14,857)	(15,870)	(25,160)
Income tax expense	—	(878)	—	(516)
Loss from continuing operations	(1,635)	(15,735)	(15,870)	(25,676)
(Loss) income from discontinued operations	290	(3,903)	(1,068)	(6,095)
Net loss	$(1,345)	$(19,638)	$(16,938)	$(31,771)
Basic and diluted loss per common share
Loss per share from continuing operations	$(0.04)	$(0.53)	$(0.46)	$(0.94)
(Loss) income per share from discontinued operations	$—	$(0.13)	(0.03)	(0.22)
Net loss per share	$(0.04)	$(0.66)	$(0.49)	$(1.16)
Weighted average common shares outstanding used for basic and diluted loss per share	37,536,553	29,858,444	34,413,253	27,458,184

These financial statements were derived from the Company's Consolidated Financial Statements as filed in its 2013 Report on Form 10-K.

CONTACT:	Investors:
Steve Martin Apricus Biosciences Chief Financial Officer ir@apricusbio.com (858) 222-8041	Angeli Kolhatkar Burns McClellan Senior Vice President akolhatkar@burnsmc.com (212) 213-0006